Filed pursuant to Rule 433

Dated February 13, 2019

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated February 13, 2019 and the

Prospectus dated May 8, 2017

Registration No. 333-217775

Tyson Foods, Inc.

Final Term Sheet

$800,000,000 4.000% Senior Notes due 2026

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$800,000,000
Trade Date:	February 13, 2019
Settlement Date:	February 19, 2019 (T + 3)**
Final Maturity:	March 1, 2026
Interest Payment Dates:	Semi-annually, on March 1 and September 1
First Interest Payment Date:	September 1, 2019
Pricing Benchmark:	2.625% due January 31, 2026
UST Spot (Price/Yield):	100-03+ / 2.608%
Spread to Benchmark:	T+145 bps
Yield to Maturity:	4.058%
Coupon:	4.000%
Public Offering Price:	99.647%
Day Count:	30/360
Make Whole Call:	T + 25 bps
Par call:	On or after 2 months prior to the Final Maturity date
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
Barclays Capital Inc.
RBC Capital Markets, LLC
Goldman Sachs & Co. LLC
Senior Co-manager:	Rabo Securities USA, Inc.
Co-managers:	Credit Agricole Securities (USA) Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC Regions Securities LLC
CUSIP:	902494 BJ1
ISIN:	US902494BJ16
Exchange Listing:	None

$1,000,000,000 4.350% Senior Notes due 2029

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$1,000,000,000
Trade Date:	February 13, 2019
Settlement Date:	February 19, 2019 (T + 3)**
Final Maturity:	March 1, 2029
Interest Payment Dates:	Semi-annually, on March 1 and September 1
First Interest Payment Date:	September 1, 2019
Pricing Benchmark:	2.625% due February 15, 2029
UST Spot (Price/Yield):	99-10+ / 2.702%
Spread to Benchmark:	T+165 bps
Yield to Maturity:	4.352%
Coupon:	4.350%
Public Offering Price:	99.982%
Day Count:	30/360
Make Whole Call:	T + 25 bps
Par call:	On or after 3 months prior to the Final Maturity date
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
Barclays Capital Inc.
RBC Capital Markets, LLC
Goldman Sachs & Co. LLC
Senior Co-manager:	Rabo Securities USA, Inc.
Co-managers:	Credit Agricole Securities (USA) Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC Regions Securities LLC
CUSIP:	902494 BK8
ISIN:	US902494BK88
Exchange Listing:	None

$1,000,000,000 5.100% Senior Notes due 2048

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$1,000,000,000
Trade Date:	February 13, 2019
Settlement Date:	February 19, 2019 (T + 3)**
Final Maturity:	September 28, 2048
Interest Payment Dates:	Semi-annually, on March 28 and September 28
First Interest Payment Date:	March 28, 2019
Pricing Benchmark:	3.375% due November 15, 2048
UST Spot (Price/Yield):	106-29+ / 3.021%
Spread to Benchmark:	T+230 bps
Yield to Maturity:	5.321%

Coupon:	5.100%
Public Offering Price:	96.718%, plus accrued and unpaid interest deemed to have accrued from September 28, 2018 to, but excluding, the Settlement Date of $19,975,000
Day Count:	30/360
Make Whole Call:	T + 30 bps
Par call:	On or after 6 months prior to the Final Maturity date
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
Barclays Capital Inc.
RBC Capital Markets, LLC
Goldman Sachs & Co. LLC
Senior Co-manager:	Rabo Securities USA, Inc.
Co-managers:	Credit Agricole Securities (USA) Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC Regions Securities LLC
CUSIP:	902494 BH5
ISIN:	US902494BH59
Exchange Listing:	None

This communication is intended for the sole use of the person to whom it is provided by us.

(*)

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

(**)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T + 3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-603-5847 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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